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                                                                Exhibit 99(a)(8)

                  [THE FOLLOWING WILL BE DELIVERED VIA EMAIL]

Re: Supplemental Information for Employees Eligible to Participate in the Loudeye Technologies, Inc. Option Exchange Program

     Attached is a copy of the Loudeye Technologies, Inc. Tender Offer Statement relating to our stock option exchange program, amended to reflect certain changes requested by the Securities and Exchange Commission (the "SEC"). These amended documents have not changed in substance from the original documents previously circulated to you. We continue to expect the Offer to expire at 9:00 p.m., Pacific Time, on Tuesday, July 3, 2001. If you wish to participate in the option exchange program, we must have received your signed Election Form by that time. Please refer to the Offer to Exchange included as Exhibit 99(a)(1) to the attached Tender Offer Statement for further information about the exchange offer.

     As you will see, the amendments made to the attached Tender Offer Statement are intended to clarify the information previously provided to you. Specifically, the SEC has requested that we:

     . Add certain summary financial information. See Section 10 ("Information About Loudeye Technologies, Inc.") under the heading "The Offer" in the Offer to Exchange, attached as part of Exhibit 99(a)(1) of the amended Tender Offer Statement.

     . Clarify why we have not made any recommendation as to whether or not you should tender your options for exchange and cancellation. See, for example, the information set forth under the heading "Summary Term Sheet" in the Offer to Exchange, attached as part of Exhibit 99(a)(1) of the amended Tender Offer Statement.

     . Reflect that we will provide you with a notice within three days following the expiration date of the Offer (expected to occur on July 3, 2001, unless we extend the Offer prior to that date) that we have accepted your eligible options for exchange and cancellation. See
        Section 6 ("Acceptance of Options for Exchange and Cancellation and Issuance of New Options") under the heading "The Offer" in the Offer to Exchange, attached as part of Exhibit 99(a)(1) of the amended Tender Offer Statement.

     . Reflect that if we have not sent you the notice described above within 40 business days from the commencement of the Offer (we expect the 40th day to be on August 2, 2001, unless we extend the Offer prior to its expiration), then you will have the right to withdraw your options from participation in the exchange program. See Section 5 ("Change in Election; Withdrawal Rights") under the heading "The Offer" in the Offer to Exchange, attached as part of Exhibit 99(a)(1) of the amended Tender Offer Statement.
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     .  Reflect that the representation included in the original Election Form that a participant has "read and understood" the Offer documents is stricken and shall have no legal effect. See the amended Election Form, attached as Exhibit 99(a)(3) of the amended Tender Offer Statement, and
        Section 4 ("Procedures for Electing to Exchange Options") under the heading "The Offer" in the Offer to Exchange, attached as part of
        Exhibit 99(a)(1) of the amended Tender Offer Statement.

     .  Make certain other clarifying changes.

     If you have any questions regarding the exchange offer, or this email, please contact me at (206) 832-4111.


Angie Bailey

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